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As filed with the Securities and Exchange Commission on May 17, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC CENTURY FINANCIAL CORPORATION
(Exact name of Issuer as specified in its charter)

Delaware	99-0148992
(State of Incorporation)	(IRS Employer Identification No.)
130 Merchant Street
Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

PACIFIC CENTURY FINANCIAL CORPORATION STOCK OPTION PLAN OF 1994,
AS AMENDED
(Full title of the plan)

Joseph T. Kiefer, Esq.
Pacific Century Financial Corporation
P. O. Box 2900
Honolulu, Hawaii 96846
(Name and address of agent for service)

(808) 537-8879
(Telephone number, including area code, or agent for service)

Copy to:
 J. Thomas Van Winkle, Esq.
Carlsmith Ball LLP
Pacific Tower
1001 Bishop Street, Suite 2200
Honolulu, Hawaii 96813
(808) 523-2500

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $.01 per share	5,000,000(1)	$23.52(2)	$117,600,000(2)	$29,400

(1)
This Registration Statement covers an additional 5,000,000 of the maximum 14,650,000 shares of common stock, par value $0.01 per share ("Common Stock") authorized to be issued under the Pacific Century Corporation Stock Compensation Plan of 1994 (the "Plan"). Pursuant to Rule 416, this registration statement also covers an additional and indeterminate number of shares of Common Stock that may be issued pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share of $23.52 was based on the average of the high and low price per share of the Common Stock on May 11, 2001, as reported by the New York Stock Exchange composite tape.

    Pursuant to General Instruction E to Form S-8, Pacific Century Financial Corporation (the "Company") is registering 5,000,000 additional shares of common stock, par value $.01 per share (the "Common Stock"), authorized to be issued under the Pacific Century Financial Corporation Stock Option Plan of 1994, as amended (formerly the Bancorp Hawaii, Inc. Stock Option Plan of 1994) (the "Plan"). The Company's predecessor, Bancorp Hawaii, Inc., filed a Registration Statement on Form S-8 (File No. 33-54777) on July 28, 1994 relating to 1,875,000 shares of Common Stock (subsequently split 2 for 1, for a total of 3,750,000 shares of Common Stock) authorized to be issued under the Plan, which was adopted by the Company in Post-Effective No. 1 thereto filed on June 23, 1998 (collectively, the "First Registration Statement"). The Company filed an second Registration Statement on Form S-8 (File No. 333-80127) relating to an additional 5,900,000 shares of Common Stock authorized to be issued under the Plan (the "Second Registration Statement"). The contents of the First and Second Registration Statements are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Article VI of the registrant's bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary) any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities. Also, the registrant's Certificate of Incorporation includes provisions which eliminate the personal liability of registrant's directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

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Item 8. Exhibits.

Exhibit No.	Description
4.1	Pacific Century Financial Corporation Stock Option Plan of 1994 (the "Plan") (incorporated by reference from Exhibit 4(a) to the registrant's Registration Statement on Form S-8, Reg. No. 33-54777, filed July 28, 1994)
4.2	Amendment 97-1 to the Plan (incorporated by reference from Exhibit 10.13 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 1, 1999 (the "1998 10-K"))
4.3	Amendment 97-2 to the Plan (incorporated by reference from Appendix A to the registrant's Proxy Statement for its 1998 Annual Meeting of Shareholders, filed March 10, 1998)
4.4	Amendment 99-1 to the Plan (incorporated by reference from Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 8, 2001 (the "2000 10-K"))
4.5	Amendment 99-2 to the Plan (incorporated by reference from Exhibit 10.15 to the 1998 10-K)
4.6	Amendment 2000-1 to the Plan (incorporated by reference from Exhibit 10.12 to the 2000 10-K)
4.7	Amendment 2000-2 to the Plan (incorporated by reference from Exhibit 10.13 to the 2000 10-K)
4.8	Amendment 2000-3 to the Plan (incorporated by reference from Exhibit 10.14 to the 2000 10-K)
4.9	Amendment 2001-1 to the Plan
4.10	Amendment 2001-2 to the Plan
5.1	Opinion of Carlsmith Ball LLP with respect to legality
23.1	Consent of Carlsmith Ball LLP (included as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on pages II-3 - II-4)

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on the 17th day of May, 2001.

Pacific Century Financial Corporation
By:	/s/ MICHAEL E. O'NEILL Michael E. O'Neill Chairman of the Board and Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Michael E. O'Neill, Richard J. Dahl and Neal C. Hocklander as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on the dates indicated.

Signature	Title	Date

/s/ PETER D. BALDWIN Peter D. Baldwin	Director	May 17, 2001
Mary G. Bitterman	Director	May 17, 2001
/s/ CLINTON R. CHURCHILL Clinton R. Churchill	Director	May 17, 2001
/s/ RICHARD J. DAHL Richard J. Dahl	President and Director	May 17, 2001

II–3

/s/ DAVID A. HEENAN David A. Heenan	Director	May 17, 2001
/s/ ROBERT A. HURET Robert A. Huret	Director	May 17, 2001
/s/ MICHAEL E. O'NEILL Michael E. O'Neill	Chairman of the Board, Chief Executive Officer and Director	May 17, 2001
Martin A. Stein	Director	May 17, 2001
/s/ STANLEY S. TAKAHASHI Stanley S. Takahashi	Director	May 17, 2001
Donald M. Takaki	Director	May 17, 2001
/s/ ALLAN R. LANDON Allan R. Landon	Vice Chairman, Treasurer and Chief Financial Officer	May 17, 2001
/s/ LESLIE F. PASKETT Leslie F. Paskett	Senior Vice President and Controller (Chief Accounting Officer)	May 17, 2001

II–4

EXHIBIT INDEX

Exhibit No.	Description
4.1	Pacific Century Financial Corporation Stock Option Plan of 1994 (the "Plan") (incorporated by reference from Exhibit 4(a) to the registrant's Registration Statement on Form S-8, Reg. No. 33-54777, filed July 28, 1994)
4.2	Amendment 97-1 to the Plan (incorporated by reference from Exhibit 10.13 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 1, 1999 (the "1998 10-K"))
4.3	Amendment 97-2 to the Plan (incorporated by reference from Appendix A to the registrant's Proxy Statement for its 1998 Annual Meeting of Shareholders, filed March 10, 1998)
4.4	Amendment 99-1 to the Plan (incorporated by reference from Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 8, 2001 (the "2000 10-K"))
4.5	Amendment 99-2 to the Plan (incorporated by reference from Exhibit 10.15 to the 1998 10-K)
4.6	Amendment 2000-1 to the Plan (incorporated by reference from Exhibit 10.12 to the 2000 10-K)
4.7	Amendment 2000-2 to the Plan (incorporated by reference from Exhibit 10.13 to the 2000 10-K)
4.8	Amendment 2000-3 to the Plan (incorporated by reference from Exhibit 10.14 to the 2000 10-K)
4.9	Amendment 2001-1 to the Plan
4.10	Amendment 2001-2 to the Plan
5.1	Opinion of Carlsmith Ball LLP with respect to legality
23.1	Consent of Carlsmith Ball LLP (included as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on pages II-3 - II-4)

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX